Report of Independent Registered Public Accounting Firm


To the Directors and Shareholders of Intermediate-Term
Tax-Exempt Fund and New York Intermediate-Term Tax-
Exempt Fund

In planning and performing our audit of the financial statements of Intermediate-Term Tax-Exempt Fund and New
York Intermediate-Term Tax-Exempt Fund (the "Funds", each a series of Excelsior Tax-Exempt Funds, Inc.) as of and for the year ended March 31, 2008, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the Funds' internal control over financial reporting, including controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds' internal control over financial reporting. Accordingly, we do not express an opinion on the effectiveness of the Funds' internal control over financial reporting.

The management of the Funds is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A fund's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A fund's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the fund; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the fund are being made only in accordance with authorizations of management and trustees of the fund; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a fund's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Funds' annual or interim financial statements will not be prevented or detected on a timely basis.

Our consideration of the Funds' internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control over financial reporting that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). However, we noted no deficiencies in the Funds' internal control over financial reporting and its operation, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of March 31, 2008.




This report is intended solely for the information and use of management and the Board of Directors of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.




/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
May 23, 2008



Item 77C

On March 14, 2008, Special Meetings (the "Meetings") of shareholders of the below Funds ("Excelsior Funds") of Excelsior Funds, Inc. were held to consider the proposal to approve an Agreement and Plan of Reorganization providing for (i) the sale of all of the assets of the Excelsior Fund to, and the assumption of all liabilities of that Excelsior Fund by, the corresponding Columbia Fund as shown below, in exchange for shares of such Columbia Fund, and (ii) the distribution of such shares to the shareholders of that Excelsior Fund in complete liquidation of the Excelsior Fund.

         Excelsior Fund                   Columbia Fund
Tax-Exempt Money Fund               Columbia Tax-Exempt Reserves
New York Tax-Exempt Money Fund      Columbia New York Tax-Exempt Reserves
Long-Term Tax-Exempt Fund           Columbia Tax-Exempt Fund
California Short-Intermediate       Columbia California Intermediate
  Term Tax-Exempt Income Fund         Municipal Bond Fund
Short-Term Tax-Exempt Securities Fd Columbia Short Term Municipal Bond Fund

Below are the voting results of such Meetings:

Tax-Exempt Money Fund
1,476,463,477.910         Votes in favor
3,573,199.260             Votes against
840,001.380               Votes abstained

Long-Term Tax-Exempt Fund
3,502,463.456             Votes in favor
53,047.858                Votes against
39,580.045                Votes abstained

California Short-Intermediate Term Tax-Exempt Income Fund
5,049,055.572             Votes in favor
76.836                    Votes against
35,310.000                Votes abstained

Short-Term Tax-Exempt Securities Fund
7,478,032.331             Votes in favor
369,364.000               Votes against
341,353.000               Votes abstained

New York Tax-Exempt Money Fund
280,509,010.130           Votes in favor
7,608,287.910             Votes against
2,200,330.520             Votes abstained

The numbers of votes necessary to conduct the Meetings were obtained and the proposal for each Fund was approved.




Item 77E

United States Trust Company of New York and U.S. Trust
Company, N.A. (formerly, co-investment advisers to the Excelsior Funds, together referred to herein as "U.S.
Trust Company"), Excelsior Funds, Inc., Excelsior Tax-Exempt Funds, Inc., and Excelsior Funds Trust (the "Companies"),
The Charles Schwab Corporation (former parent company to U.S. Trust Company) and others were named in four fund shareholder class actions and two derivative actions which alleged that U.S. Trust Company, the Companies, and others allowed certain parties to engage in illegal and improper mutual fund trading practices, which allegedly caused financial injury to shareholders of certain of the Excelsior Funds advised by U.S. Trust Company. Each plaintiff seeks unspecified monetary damages and related equitable relief.

The class and derivative actions described above were transferred to the United States District Court for the District of Maryland for coordinated and consolidated pre-trial proceedings. In
November 2005, the Maryland court dismissed many of the plaintiffs' claims in both the class and derivative actions. All claims against the Companies, as well as certain individuals, have been dismissed. Plaintiffs' claims against U.S. Trust Company and other individuals under Sections 10(b) and 20(a) of the Securities Exchange Act and Sections 36(b) and 48(a) of the Investment Company Act, however, have not been dismissed.

While the ultimate outcome of these matters cannot be predicted with any certainty at this time, based on currently available information and consultation with counsel, U.S. Trust Company believes that the likelihood is remote that the pending litigation will have a material adverse financial impact on the Companies, or materially affect the advisers' ability to provide investment management services to the Companies.